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[LOGO] macrovision                                                    Exhibit 99

                                                         Macrovision Corporation
                                                           2830 De La Cruz Blvd.
                                                           Santa Clara, CA 94089

                                                             (408) 743-8600 Main
                                                              (408) 743-8610 Fax

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FOR IMMEDIATE RELEASE
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
  MEDIA CONTACT:                   MACROVISION (U.S.):
  Christine Cannon                 Adam Sexton                         Miao Chuang
  iPR Media, for Macrovision       Macrovision Corporation             Macrovision Corporation
  +1 (631) 776 0247                +1 (310) 920 9350                   +1 (408) 562-8451
  ccannon@iprmedia.com             asexton@macrovision.com             mchuang@macrovision.com
  --------------------             -----------------------             -----------------------
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                 MACROVISION(R) ANNOUNCES LICENSE AGREEMENT FOR
             DISTRIBUTION OF THE MICROSOFT(R) WINDOWS MEDIA(R) DATA
                                 SESSION TOOLKIT

        DISTRIBUTION WILL FACILITATE WORLDWIDE DEPLOYMENT OF SECURE MUSIC CDS THAT ENABLE PC PLAYBACK AND TRANSFER TO PORTABLE DEVICES WITH
                               WINDOWS MEDIA DRM


SANTA CLARA, CALIFORNIA (ENTERTAINMENT WIRE) -- APRIL 23, 2003 -- Macrovision Corporation (Nasdaq: MVSN), the world's leading developer and vendor of content protection and security technologies announced today a license agreement with Microsoft under which Macrovision will provide worldwide record labels with the capability to design and produce "dual session" music CDs that contain both Red Book audio files, which play on traditional home and car stereos, and also include "second session" files that can be played and stored on a consumer's PC and portable devices. Microsoft and Macrovision will work together to ensure great consumer experiences while, at the same time, providing a robust rights management environment for record labels.

By virtue of this agreement, record labels will have access to a comprehensive copy protection, authentication and digital rights management ("DRM") solution for their music CDs from one source for worldwide deployment. Macrovision has agreements with replicators in North and South America, Europe, Asia, and Australia; and Macrovision's CDS(TM) technology has been used to protect over 100 million music albums to date.

This license agreement allows record labels to enable consumers to make personal copies of music CDs while protecting content with multi-level security features that address practices such as unauthorized file sharing. PC-based playback of CDs and transfer to portable devices is enabled using the Microsoft(R) Windows Media(R) Data Session Toolkit, a new component of Windows Media 9 Series that enables media companies to create and deliver

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high-quality content via a "second session" for playback on the PC and other devices using Windows Media DRM. As media and entertainment companies look for ways to protect their content, the toolkit can be used to preserve a great playback experience on the PC and other devices. Macrovision's CDS technology secures the "first session" data and also authenticates that the CD is in fact an original copy. Once authenticated, second session files can be played, stored or exported to secure portable devices.

"This is a `win-win' for both labels and consumers," said Macrovision president and CEO William Krepick. "Macrovision strives to create transparent content protection technologies that do not inhibit the legitimate `digital rights' of consumers. The companies are creating a solution that addresses many of the content protection issues that are necessary for the survival of the music industry."

"The challenge faced by digital content owners is how to effectively protect content from unauthorized re-distribution while also delivering great, value-add consumer experiences," said Dave Fester, general manager of Microsoft's Windows Digital Media Division at Microsoft Corp. "Macrovision technology and the Windows Media Data Session Toolkit represent a significant step in the ability to deliver music fans with rich, seamless access to their music and at the same time respect the needs of content owners."

"Our combined technology gives CD consumers worldwide the secure portability of their music," said Adam Sexton, vice president of marketing of Macrovision's Music Technology Division. "Our solution, incorporating Microsoft's technology, will ensure that the music industry will have access to best-of-breed technologies for first session copy protection, local authentication, Internet authentication, and a second session solution with the Windows Media Data Session Toolkit."

ABOUT MACROVISION
Macrovision develops and markets digital rights management ("DRM"), copy protection, and electronic license management technologies for the consumer software, enterprise software, home video and music industries. For the past 15 years, Macrovision has been the trusted partner in copy protection and rights management for the entertainment industry. Macrovision has worked in partnership with the leading content companies worldwide to develop and deploy technologies that serve the interests of both rights holders and consumers, delivering solutions which provide an optimum balance between effectiveness and playability. Macrovision's copy protection and rights management technologies have been utilized on over 5 billion CDs, DVDs and VHS cassettes.

Macrovision has its corporate headquarters in Santa Clara, California, with international offices in London, Frankfurt, Tel Aviv, Tokyo, Hong Kong, Taipei and Seoul. For more information about Macrovision Corporation and its products, please visit WWW.MACROVISION.COM.

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Macrovision and CDS are either registered trademarks or trademarks of
Macrovision Corporation. Microsoft, Windows Media and Windows are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

NOTE: This press release may contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. A number of factors could cause Macrovision's actual results to differ from anticipated results expressed in such forward-looking statements. Such factors are addressed in Macrovision's filings with the Securities and Exchange Commission (available at WWW.SEC.GOV). Macrovision assumes no obligation to update any forward-looking statements.


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